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                                                                   EXHIBIT 10.23

                                 CONFIRMATION
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DATE:     November 5, 1996

TO:       LTC Properties, Inc.
          Location      :         Oxnard
          Telephone No. :         805 981 8663
          Facsimile No. :         805 981 8663
          Attention     :         Andre Dimitriadis
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FROM:  Goldman Sachs Capital Markets, L.P.

CC:       Goldman Sachs Capital Markets, L.P.
          Swap Administration

SUBJECT:  Swap Transaction

REF NO:   NUUO611100 (600000000)

The purpose of this communication is to set forth the terms and conditions of the above referenced transaction entered into on the Trade Date specified below (the "Transaction") between Goldman Sachs Capital Markets, L.P. ("GSCM"), guaranteed by The Goldman Sachs Group, L.P. ("Goldman Group"), and LTC Properties Inc. ("Counterparty"). This communication constitutes a "Confirmation" as referred to in the Swap Agreement specified below.

1. This Confirmation is subject to, and incorporates, the 1991 ISDA Definitions (the "1991 Definitions"), published by the International Swaps and Derivatives Association, Inc. ("ISDA"). If GSCM and Counterparty are parties to an Interest Rate and Currency Exchange Agreement, ISDA Master Agreement or other form of master agreement that sets forth general terms and conditions applicable to swap transactions between GSCM and Counterparty (the "Swap Agreement"), this Confirmation supplements, forms a part of, and is subject to, the Swap Agreement. If GSCM and Counterparty are not yet parties to the Swap Agreement, this Confirmation shall supplement, form part of, and be subject to, the Swap Agreement upon its execution and delivery by GSCM and Counterparty. Prior to the execution and delivery of such Swap Agreement, this Confirmation alone shall constitute a complete and binding agreement with respect to the Transaction. This Confirmation will be read and construed as one with the executed Swap Agreement and all other outstanding Confirmations between the parties, so that all such Confirmations and the executed Swap Agreement constitute a single agreement between the parties.

If the Swap Agreement has not yet been executed and delivered by GSCM and Counterparty, this Confirmation is also subject to, and incorporates, the definitions contained in Section 14 of the form of ISDA Master Agreement (Multicurrency-Cross Border), but without any Schedule or other modifications thereto (the "ISDA Agreement"), Paragraph (4) of the May 1989 Addendum to Schedule to Interest Rate and Currency Exchange Agreement (the "Cap Addendum") and Paragraph (5) of the July 1990 Addendum to Schedule to Interest Rate and Currency Exchange Agreement (the "Options Addendum"), all as published by ISDA (except that all references to "Swap Transactions" in the 1991 Definitions, the Cap Addendum and the Options Addendum will be deemed to be references to "Transactions").

All provisions contained in, or incorporated by reference to, The Swap Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and the 1991 Definitions, the Swap Agreement, the definitions contained in Section 14 of the ISDA Agreement, Paragraph (4)
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of the Cap Addendum, or Paragraph (5) of the Options Addendum, as the case may be, this Confirmation will control for the purpose of the Transaction to which this Confirmation relates.

2. Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in the manner customary for payments in the required currency. If on any date amounts would otherwise be payable in the same currency by each party to the other in respect of this Transaction, then, on such date each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

3. The following provisions will govern this Transaction until such time as the Swap Agreement is executed and delivered by GSCM and Counterparty, whereupon they shall be replaced by the terms of the Swap Agreement. If at any time, a party (the "Defaulting Party") or its guarantor, if any, shall (i) fail to make, when due, any payment under this Confirmation if such failure is not remedied within three New York Business Days following written notice of such failure or
(ii) become subject to a Bankruptcy (as defined in Section 5(a)(vii) of the ISDA Agreement), then the other party (the "Non-defaulting Party") shall have the right to early terminate and liquidate this Transaction and all other Specified Transactions then outstanding between the parties (the "Terminated Transactions") and determine a net amount due in respect of the Terminated Transactions in accordance with the early termination payment calculation provisions of Section 6(e)(i) of the ISDA Agreement based on a payment measure of Market Quotation and a payment method of the Second Method. The Non-defaulting Party may exercise its right to early terminate and liquidate the Terminated Transactions by written notice to the Defaulting Party, which notice shall set forth the amount of the termination payment determined by the Non-defaulting Party as set forth above. Such termination payment shall be due and payable by no later than 1 New York Business Day following receipt of written notice by the Defaulting Party. The Non-defaulting Party shall have the right to set off the value of any collateral in its possession securing the obligations of the Defaulting Party against amounts owed by the Defaulting Party to it as determined above.

4. The terms of the particular Transaction to which this Confirmation relates are as follows:
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

Notional Amount:                USD 40,000,000

Trade Date:                     November 5, 1996

Effective Date:                 November 7, 1997


Termination Date:               The earlier of (i) November 7, 2007, or (ii)
                                in the event of early termination, the
                                Effective Date of Cancellation as set forth below under "Additional Provisions".


Floating Amounts:
----------------

    Floating Rate Payer:        GSCM

    Floating Rate Payer         Semiannually, on each November 7 and May 7,
     Payment Dates:             commencing on May 7, 1998 and ending on the
                                Termination Date, subject to adjustment in accordance with the Modified Following
                                Business Day Convention.

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
    Floating Rate Option:       USD-LIBOR-BBA

    Floating Rate Designated    3 months
     Maturity:

    Floating Rate Spread:       None

    Floating Rate Reset         The first day of each Compounding Period
     Dates:

    Floating Rate Day Count     Actual/360
     Fraction:

    Floating Rate Period End    Adjusted in accordance with the Modified
     Dates:                     Following Business Day Convention.

    Compounding:                Applicable

    Compounding Dates:          Quarterly, on the 7th day of each February,
                                May, August and November, subject to
                                adjustment in accordance with the Modified
                                Following Business Day Convention.

Fixed Amounts:
-------------

    Fixed Rate Payer:           Counterparty

    Fixed Rate Payer Payment    Semiannually, on each November 7 and May 7,
     Dates:                     commencing on May 7, 1998 and ending on the
                                Termination Date, subject to adjustment in accordance with the Modified Following
                                Business Day Convention.

    Fixed Rate:                 6.83%

    Fixed Rate Day Count        30/360
     Fraction:

    Fixed Rate Period End       Not adjusted
     Dates:

    Business Days:              New York

    Calculation Agent:          GSCM, unless otherwise specified in the Swap
                                Agreement.

    Governing Law:              New York law, unless otherwise specified in
                                the Swap Agreement.

5. Documentation:               ISDA Master Agreement with GSCM Schedule

6. Additional Provisions:
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Mandatory Termination in Whole with Cash Settlement:
----------------------------------------------------

     This Transaction shall early terminate, cancel and Cash Settle, in whole but not in part, effective on the November 1998 Payment Date (the "Effective Date of Cancellation"). Following any such early termination and cancellation and payment of the Cash Settlement Amount as calculated below, the parties shall be relieved of all
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further payment obligations hereunder except for payment of all accrued but yet unpaid amounts calculated to but excluding the Effective Date of Cancellation (unless otherwise included in the Cash Settlement Amount as calculated below).

Cash Settlement Amount:

     The Calculation Agent will determine a U.S. Dollar value for the terminated portion of this Transaction (the "Settlement Value") at Counterparty's option in accordance with either (i) or (ii) below:

     (i) Such Settlement Value will be mutually agreed upon by the parties on the day that is two (2) Business Days prior to the Effective Date of Cancellation (the "Determination Date").

     (ii) Such Settlement Value will be determined based on Market Quotations obtained from at least five (5) Reference Market-makers selected in good faith by the Calculation Agent. Such Reference Market-makers will be polled by the Calculation Agent at approximately 11:00 a.m. (New York time) two (2) Business Days prior to the Effective Date of Cancellation. The Cash Settlement Amount will be the arithmetic mean of such quotations, after discarding the highest and lowest quote; provided, however, that in the event one or more of the highest or lowest quotations is identical, then only one such highest or lowest quote will be discarded. If three Market Quotations or fewer are provided, the Cash Settlement Amount will be the arithmetic mean of the quotations obtained, without discarding the highest and lowest of quote, or the single Market Quotation, as the case may be. Such Reference Market-makers will be polled by the Calculation Agent on the Determination Date. Such Cash Settlement Amount will be payable on the Effective Date of Cancellation.

     Market Quotations shall be based on the U.S. Dollar value of this Transaction, calculated as if each of the Reference Market-makers were fulfilling the obligations of the Fixed Rate Payer under this Transaction and the Settlement Amount shall be payable by the Floating Rate Payer to the Fixed Rate Payer only if the Market Quotations obtained in the manner described above result in a positive number. The absolute value of the Settlement Amount shall be payable by the Fixed Rate Payer to the Floating Rate Payer only if the Market Quotations obtained in the manner described above result in a negative number.
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
7.  Credit Support Documents:     Standard Guaranty of The Goldman Sachs Group,
                                  L.P.

8.  Account Details:

USD Payments to GSCM:
For the Account of :              Goldman Sachs Capital Markets, L.P.

Name of Bank:                     Citibank, N.A. New York
Account No.                       40670834
Fed ABA No:                       021000089

GSCM Inquiries                    James T. Gavin, Vice President
                                  Goldman Sachs Capital Markets, L.P.
                                  Telephone No.: 212-902-1000
                                  Facsimilie No.: 212-902-0996

Payments to Counterparty:         In accordance with Counterparty's written
                                  instructions as set forth below or otherwise delivered to GSCM. GSCM shall make no payments without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof.
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For the Account of:
Name of Bank:
Account No:
Attention:
ABA No.:
SWIFT Code:

 9.  Offices:

     (a) The Office of GSCM for this Transaction is 85 Broad Street, New York, New York 10004.

     (b)  The Office of the Counterparty for this Transaction is (please provide):
     300 Esplanade Drive, Suite # 1860
     Oxnard, CA  93030

  10.  Counterparty hereby agrees (a) to check this Confirmation (Reference No.:
NUUO611100 (600000000)) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between GSCM and Counterparty with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to Swap Administration, facsimile No. 212-902-5692.


                                    Very truly yours,

                                    GOLDMAN SACHS CAPITAL MARKETS, L.P.

                                    By: Goldman Sachs Capital Markets, Inc.,
                                        General Partner


                                    By:   /Marcia J. Riveglia/
                                          --------------------
                                    Name: Marcia J. Riveglia
                                    Title: Vice President



Agreed and Accepted By:
LTC Properties, Inc.

By:    /Christopher T. Ishikawa/
Name:  Christopher T. Ishkikawa
Title: Vice President & Treasurer